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                                                                 EXHIBIT 5.1

                               PROSKAUER ROSE LLP
                                  1585 Broadway
                          New York, New York 10036-8299


January 25, 1999

Superior TeleCom Inc.
1790 Broadway
New York, New York  10019

Dear Sirs:

We are acting as counsel to Superior TeleCom Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 3,332,254 8 1/2% Trust Convertible Preferred Securities (the "Trust Preferred Securities") issued by Superior Trust I, a statutory business trust created under the laws of the State of Delaware, up to $171,765,650 aggregate principal amount of the Company's
8 1/2% Convertible Subordinated Debentures (the "Debentures"), shares of the Company's common stock, par value $.01 per share, issuable upon conversion of the Trust Preferred Securities and the Debentures (the "Shares"), and the guarantee of the Company relating to the Trust Preferred Securities (the "Guarantee").

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also assumed, without investigation, the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based upon, and subject to, the foregoing, we are of the opinion that:

1.  the Debentures have been duly authorized by the Company for issuance.

2. the Shares have been duly authorized by the Company and, when issued upon the due conversion of the Trust Preferred Securities or the Debentures, will be validly issued, fully paid and non-assessable.

3.  the Guarantee has been duly authorized by the Company.


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4.  The Debentures and the Guarantee are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

The foregoing opinion is limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PROSKAUER ROSE LLP